FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3

Fidelity Covington Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)
1	FID REAL ESTATE HIGH INC FD II	12-Aug-03	18-Aug-03	Texas Capital Bancshares Inc	6,000,000	$ 66,000,000	$11.00	200	$ 2,200	LEHM	Lehman Brothers Inc	US Bancorp Piper Jaffray Inc	Suntrust Robinson - Humphrey
1	FID REAL ESTATE HIGH INC FD II	12-Nov-03	18-Nov-03	Tessera Technologies	7,500,000	$ 97,500,000	$13.00	100	$ 1,300	LEHMAN BROS INC	Merrill Lynch Pierce Fenner & Smith Inc	Needham & Co.Inc.	WIT Soundview	Fidelity Capital Markets	Oppenheimer Funds Distributor	Chatsworth Securities LLC	DA Davidson & Co. Inc.